EXHIBIT (99)

Immediate

Media:
C. Scott Rombach, VP
Corporate Communications
609-987-3350

Analysts/Investors:
Kerry K. Calaiaro, VP
Investor Relations
609-987-3226

               UJB FINANCIAL TO ACQUIRE FLEMINGTON NATIONAL BANK;
                        MOVES TO #1 IN HUNTERDON COUNTY

PRINCETON, NJ, August 2, l995 -- UJB Financial Corp. (NYSE:UJB) and The Flemington National Bank and Trust Company (NASDAQ: FLNB) have signed a definitive merger agreement in which UJB Financial will acquire Flemington National Bank in an exchange of stock. Flemington National Bank headquartered in Flemington, New Jersey has $288 million in assets and operates eight community banking offices in Hunterdon County.

With this acquisition, UJB Financial will capture the number one market share position in Hunterdon County. Hunterdon is the fourteenth ranked county in the nation in per capita income, and ranks fourth in New Jersey. UJB Financial recently acquired Bancorp New Jersey, Inc., and the combination of Flemington National and Bancorp deposits will give UJB Financial a 24 percent share of bank deposits in Hunterdon County.

"This acquisition demonstrates our on-going commitment to this region," T. Joseph Semrod, Chairman, President and CEO of UJB Financial said. "It enhances our strong presence in New Jersey and provides an excellent distribution network to expand services to the appealing demographics of the Hunterdon County market."

Flemington National Bank President and CEO Nathan C. Collins said, "UJB Financial's broad product mix and dedication to service excellence will benefit both our customers and shareholders."

The transaction is expected to be completed in the first quarter of 1996, subject to the approval of Flemington National Bank shareholders, regulatory approvals, and the market price of UJB Financial stock at the time the exchange ratio is determined.

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Under the terms of the agreement, each Flemington National Bank shareholder will receive between 1.3514 and 1.7241 shares of UJB Financial common stock for each share of Flemington National Bank common stock. The exact ratio will be determined based upon the average price of UJB Financial common stock over a pricing period prior to closing.*

Additionally, the agreement allows for Flemington National Bank to declare quarterly common stock dividends between August 1, 1995 and the closing equivalent to the common stock dividend rate declared by UJB Financial. These payments will be subject to adjustment for the final exchange ratio.

Based on the $34.88 closing price of UJB Financial common stock as of August 1, 1995 and the amount of Flemington National Bank common shares outstanding as of June 30, 1995, the transaction has a total value of $47.9 million.

UJB Financial is a Princeton based financial services company with $15.9 billion in assets. It operates 278 community banking offices through United Jersey Bank and New Jersey Savings Bank in New Jersey and First Valley Savings Bank in Pennsylvania. The company provides financial services through its major lines of business including commercial banking, retail banking, mortgage banking and investment management. These core businesses and nine non-bank subsidiaries, including UJB Discount Brokerage, offer a full array of financial services to individuals, businesses, non-profit organizations, government entities and other financial institutions.

*ADDITIONAL PRICING INFORMATION

Under the terms of the agreement, approved by the directors of both companies, each Flemington National Bank common share would be exchanged for UJB Financial common stock under the following formula: Assuming that the average price of UJB Financial common stock over a pricing period prior to closing is between $29.00 and $37.00, the exchange ratio would be $50.00 divided by the average price.

If the average price is greater than $37.00, the exchange ratio would be fixed at 1.3514 of a common share of UJB Financial for each Flemington National Bank common share. If the average price falls between $26.10 and $29.00, the exchange ratio would be 1.7241. However, if the average price falls below $26.10, Flemington National Bank may terminate the merger agreement unless UJB Financial elects to increase the exchange ratio to $45.00 divided by the average price.

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